Amendment to SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT, effective as of November 6, 2024 (this “Amendment”) is by and between Regency Centers Corporation, a Florida corporation (the “Company”), Regency Centers, L.P., a Delaware limited partnership (the “Partnership”), and Lisa Palmer (the “Employee”).

WHEREAS, to induce the Employee to serve and continue to serve as an officer of the Company and a key employee of the Partnership, the Company, the Partnership, and the Employee entered into that certain Severance and Change of Control Agreement, dated as of January 1, 2022 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to better reflect current, prevalent market and governance practices with respect to certain aspects of the Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the Employee’s agreement to serve (or continue to serve) as an officer of the Company and as an employee of the Partnership, and the restrictive covenants contained herein, the Employee, the Company, and the Partnership agree as follows:

1.
Definitions. All capitalized but undefined terms referenced in this Amendment shall be used with the definitions set forth in the Agreement.
2.
Modification. Section 3 of the Agreement shall be deleted and replaced in its entirety with the following:
3.
Severance. If the Company terminates Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, the Partnership shall pay to the Employee, in cash, the following:
(a)
Termination Occurring Other than During Change of Control Period. If such termination occurs other than during the Change in Control Period, then the Partnership shall pay, or cause to be paid, the Employee:
(i)
the sum of (A) any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid on the pay date immediately following the date of the Employee’s termination in accordance with the Partnership’s normal payroll practices, (B) any unreimbursed business expenses which were properly incurred before the Termination Date at the time such amount would normally be paid under the Company’s expense reimbursement policy, and (C) any earned but unpaid annual bonus with respect to any completed fiscal year of the Company or the Partnership ending immediately preceding the Employee’s Termination Date, which shall be paid on the otherwise applicable payment date for such bonus (collectively, the “Accrued Benefits”); and
(ii)
subject to subsection (d) below, an amount equal to the sum of (A) twenty-four (24) months of the Employee’s base monthly salary in effect on the Employee’s Termination Date, (B) two hundred percent (200%) of the Employee’s Average Annual Cash Bonus, and (C) twenty-four (24) months of the Employee’s Medical Benefits. Payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release.
(b)
Termination Occurring During the Change of Control Period. If such termination occurs during the Change of Control Period, then the Partnership shall pay the Employee:

(i)
The Accrued Benefits, with each amount to be paid out at the times set forth in Section 3(a) above;
(ii)
Subject to subsection (d) below, a pro-rated annual bonus for the fiscal year in which the Termination Date based on the greater of Employee’s Average Annual Cash Bonus and the Employee’s target annual bonus for the year in which the Termination Date occurs (or, if the target has not yet been set or has been reduced from that in effect prior to the Change of Control, the target bonus as was in effect immediately prior to the Change of Control). In either case the pro-rated amount shall be calculated by multiplying the applicable amount by a fraction, the numerator of which is the total number of days between the first day of the fiscal year of the Company or the Partnership with respect to such annual bonus and the Termination Date (including the Termination Date), and the denominator of which is the total number of days in such fiscal year. Subject to any applicable deferral election, such payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release; and
(iii)
Subject to subsection (d) below, an amount equal to the sum of (A) thirty-six (36) months of the Employee’s monthly base salary in effect on the date the Employee’s employment terminates, (B) three hundred percent (300%) of the Employee’s Average Annual Cash Bonus, and (C) thirty-six (36) months of the Employee’s Medical Benefits. Payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release.
(c)
Determination of Base Salary. For purposes of this Agreement, in the event there is a reduction in the Employee’s base salary that would constitute a basis for a termination for Good Reason, the base salary used for purposes of calculating the severance payable pursuant to this Section 3 shall be the amount in effect immediately prior to such reduction.
(d)
General Release. Notwithstanding any provision herein to the contrary, neither the Company nor the Partnership shall have any obligation to pay any amount or provide any benefit, as the case may be, other than the Accrued Benefits under this Agreement, unless the Employee executes, delivers to the Partnership, and does not revoke (to the extent the Employee is allowed to do so as set forth in the General Release or pursuant to law), a General Release within sixty (60) days of the Employee’s Termination Date.
4.
Miscellaneous.
(a)
As amended in accordance with this Amendment, the Agreement shall continue in full force and effect. From and after the effective date of this Amendment, the Agreement shall be and be deemed to be the Agreement and this Amendment, taken together.
(b)
Should any provisions of the Agreement, as amended hereby, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement, as amended hereby, shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
(c)
This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

REGENCY CENTERS CORPORATION

By:
Martin E. Stein, Jr.
Its Executive Chairman

REGENCY CENTERS, L.P.

By:	REGENCY CENTERS CORPORATION
Its General Partner

By:
Martin E. Stein, Jr.
Its Executive Chairman

EMPLOYEE

Lisa Palmer